AMERIS BANCORP
RESTRICTED SHARE AWARD AGREEMENT
(Pursuant to the Ameris Bancorp 2021 Omnibus Equity Incentive Plan)
THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into on _______ (the “Grant Date”), by and between Ameris Bancorp, a Georgia corporation (the “Company”), and _____________ (the “Participant”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Ameris Bancorp 2021 Omnibus Equity Incentive Plan (the “Plan”).
Section 1.    Restricted Share Award. The Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, an Award of Restricted Shares for ___________ shares (the “Restricted Stock”) of the Company’s common stock, $1.00 par value per share (the “Common Stock”).
Section 2.     Vesting of Restricted Stock; Lapse of Restrictions. Except as otherwise set forth in this Agreement, the shares of Restricted Stock shall vest, and restrictions under the Plan and this Agreement with respect to the shares of Restricted Stock shall lapse, with respect to ___________ shares on [each of] ___________ ([each, a] [the] “Vesting Date”), provided that: (i) a Termination of Service with respect to the Participant does not occur prior to the [applicable] Vesting Date; and (ii) the Performance Goals (if any) set forth on Appendix A, attached hereto and incorporated herein by this reference, with respect to the [applicable] Vesting Date have been met. If the vesting schedule set forth in this Section 2 would result in the Participant vesting in a fractional share of Restricted Stock, then the number of shares in which the Participant becomes vested shall be rounded down to the nearest whole share of Restricted Stock.
Section 3.     Issuance of Restricted Stock. The shares of Restricted Stock may be evidenced by book-entry registration or the issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or any custodian appointed by the Company for the account of the Participant subject to the terms and conditions of the Plan and this Agreement. Any such stock certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend, as determined by the Committee, referring to the restrictions applicable to the shares of Restricted Stock under this Agreement and the Plan. If requested by the Company, the Participant agrees to execute a stock power, in favor of the Company, with respect to each stock certificate or evidence of book-entry registration representing the shares of Restricted Stock. When the Participant obtains a vested right to the shares of Restricted Stock, each stock certificate or evidence of book-entry registration representing the vested shares shall be delivered to the Participant, free of such legend.
Section 4.     Voting Rights and Dividends. [Prior to the [applicable] Vesting Date for the shares of Restricted Stock, the Participant shall receive any cash dividends with respect to the shares of Restricted Stock[, may vote the shares of Restricted Stock] and may participate in any distribution pursuant to a plan of dissolution or complete liquidation of the Company.] In the event of a dividend or distribution payable in stock or other property, or a reclassification, split up or similar event, prior to the [applicable] Vesting Date for the shares of Restricted Stock, the shares or other property issued or declared with respect to the shares of Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.

Section 5.    Termination/Change of Status.
5.1     Termination Other Than for Death, Disability or Retirement. If a Termination of Service occurs with respect to the Participant (other than a Termination of Service due to death, Disability or Retirement) prior to the [applicable] Vesting Date for the shares of Restricted Stock, then all shares of Restricted Stock which have not vested and for which the restrictions have not lapsed prior to such Termination of Service shall be immediately forfeited, and the Participant shall have no further rights with respect to such shares of Restricted Stock.
5.2    Termination for Death or Disability. If a Termination of Service occurs with respect to the Participant due to the Participant’s death or Disability prior to the [applicable] Vesting Date for the shares of Restricted Stock, then all such shares of Restricted Stock which have not vested and for which the restrictions have not lapsed prior to such Termination of Service shall automatically vest in full, and such restrictions shall automatically lapse and shall be of no further force or effect.
5.3    Termination for Retirement. If a Termination of Service occurs with respect to the Participant due to the Participant’s Retirement prior to the [applicable] Vesting Date for the shares of Restricted Stock, then, with the approval of the Committee or its designee (which may be withheld in its absolute discretion), the restrictions with respect to a pro rata portion of the shares of Restricted Stock that were scheduled to lapse on the next Vesting Date immediately following the date of such Retirement shall lapse and such shares shall be deemed vested in a pro rata amount equal to the quotient, expressed as a percentage (which shall not be greater than 100%), resulting from dividing: (i) the number of days that have lapsed from the most recent Vesting Date preceding the date of such Retirement (or, if there is no such Vesting Date, then the Grant Date); and (ii) [365]. In such event, the remaining portion of the shares of Restricted Stock which have not so vested, and for which the restrictions have not so lapsed, prior to the date of such Retirement shall be immediately forfeited, and the Participant shall have no further rights with respect to such shares of Restricted Stock.
Section 6.    No Transfer or Pledge of Restricted Stock. No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the applicable Vesting Date for such shares. Any attempt to do so shall be null, void and without effect.
Section 7.     Taxes.
7.1     Withholding Taxes. The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation payable to the Participant, the amount of any required withholding taxes in respect of the shares of Restricted Stock and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. In the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a)Tendering a cash payment;
(b)Authorizing the Company to withhold shares of Common Stock otherwise issuable or deliverable under this Agreement (or to allow the return of shares of Common Stock) having a Fair Market Value equal to the amount required to be withheld; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by applicable law; or

(c)Delivering to the Company previously owned and unencumbered shares of Common Stock with a Fair Market Value equal to the amount required to be withheld.
7.2    Tax-Related Items. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility, and the Company: (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares of Common Stock; and (ii) does not commit to structure the Award evidenced by this Agreement to reduce or eliminate the Participant’s liability for Tax-Related Items.
7.3     Section 83(b). The Participant may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) with respect to the Award evidenced by this Agreement. Any such election must be made within thirty (30) days after the Grant Date. If the Participant elects to make a Section 83(b) Election, then the Participant shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service. The Participant agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.
Section 8.     Change in Control. In the event a Change in Control occurs prior to the [applicable] Vesting Date for the shares of Restricted Stock and prior to the occurrence of a Termination of Service with respect to the Participant, then all such shares of Restricted Stock which have not vested and for which the restrictions have not lapsed prior to the Change in Control shall automatically vest in full, and such restrictions shall automatically lapse and shall be of no further force or effect.
Section 9.     No Right to Continued Service. If the Participant is an Employee, then this Agreement shall not be construed as giving the Participant the right to continued employment with the Employer, and the Employer may at any time dismiss the Participant from employment free from any liability or any claim under the Plan or this Agreement. If the Participant is a director of the Company (or any Subsidiary or Affiliate), then this Agreement shall not be construed as giving the Participant the right to be retained as such, and the Participant shall be subject to removal as a director in accordance with the provisions of the governing documents of the Company (or the applicable Subsidiary or Affiliate) free from any liability or any claim under the Plan or this Agreement.
Section 10.    Clawback Rights. The Participant acknowledges and agrees that the Award evidenced by this Agreement is subject to any compensation, clawback or recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant, whether or not adopted before or after the Grant Date.
Section 11.     Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, then the provisions of the Plan will govern.
Section 12. Participant Acceptance. By signing this Agreement, the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement and accepts the Award evidenced by this Agreement as of the date of hereof. The Participant accepts as binding, conclusive and final all decisions and determinations of the Committee upon any questions arising under this Agreement or the

Plan. The Participant acknowledges delivery of the Plan and the Plan prospectus together with this Agreement.
Section 13.     Miscellaneous.
13.1.Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Participant concerning the Restricted Stock granted hereby, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Participant have made no promises, agreements, conditions or understandings relating to the Restricted Stock, either orally or in writing, that are not included in this Agreement or the Plan.
13.2.Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.
13.3.Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which when signed by the Company and the Participant will be deemed an original and all of which together will be deemed the same Agreement. Electronic signatures in the form of handwritten signatures on a facsimile transmittal and scanned and digitized images of a handwritten signature (e.g., scanned document in PDF format) shall have the same force and effect as original manual signatures.
13.4.Compliance With Laws and Regulations. The award of Restricted Stock pursuant to this Agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any governmental or regulatory agency as may be required.
13.5.Notice. Any notice to the Company provided for in this Agreement will be addressed to the Company in care of the Company’s Corporate Secretary at the Company’s corporate headquarters, and any notice to the Participant will be addressed to the Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice will be delivered by hand, sent by facsimile or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or with an overnight courier.
13.6.Waiver: Amendment. Subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, this Agreement; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant shall not to that extent be effective without the consent of the Participant.
13.7.Successors and Assignment. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Participant and their respective heirs, successors and assigns, as applicable. However, neither the Restricted Stock nor this Agreement may be assigned or transferred except as otherwise set forth in this Agreement or the Plan.
13.8.Governing Law. The validity, construction and effect of the Plan and this Agreement, and any rules and regulations relating thereto, shall be determined in accordance with the laws of the State of Georgia without giving effect to conflicts of laws principles.
[Signature page to follow.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Grant Date.

AMERIS BANCORP:

By:
Name:
Title:

PARTICIPANT:

By:
Name:

EXHIBIT A
Performance Goals
[To be determined at the time of grant.]